                                                                      Exhibit 11



                           HEALTHCARE COMPARE CORP.
               COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE




                                         Year Ended         Year Ended         Year Ended
                                      December 31, 1994  December 31, 1995  December 31, 1996
                                      -----------------  -----------------  -----------------


Net Income                               $   50,669,000    $  66,537,000      $  78,995,000
                                         ==============    =============      =============

Weighted average number of common
 shares outstanding:

Shares outstanding from beginning of
 period ............................         35,033,000       34,034,000         34,635,000
Purchase of treasury stock .........          (867,000)         (59,000)          (610,000)
Other issuances of common stock ....            255,000          340,000            419,000

Common share equivalents:

Assumed exercise of common stock
 options ...........................            581,000          808,000            800,000
                                         --------------    -------------      -------------


Weighted average common and common
 share equivalents .................         35,002,000       35,123,000         35,244,000
                                         ==============    =============      =============


Net income per share ...............     $         1.45    $        1.89      $        2.24
                                         ==============    =============      =============

                           HEALTHCARE COMPARE CORP.
            COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE




                                         Year Ended            Year Ended           Year Ended
                                      December 31, 1994    December 31, 1995     December 31, 1996
                                      -----------------    -----------------     -----------------


Net Income                               $ 50,669,000         $  66,537,000       $ 78,995,000
                                         ============         =============       ============

Weighted average number of common
 shares outstanding:

Shares outstanding from beginning of
 period ............................       35,033,000            34,034,000         34,635,000
Purchase of treasury stock .........         (867,000)              (59,000)          (610,000)
Other issuances of common stock ....          255,000               340,000            419,000


Common share equivalents:

Assumed exercise of common stock
 options ...........................          702,000               874,000            819,000
                                         ------------         -------------  -----------------


Weighted average common and common
 share equivalents .................       35,123,000         $  35,189,000         35,263,000
                                         ============         =============  =================

Net income per share ...............     $       1.44         $        1.89       $     $2 .24
                                         ============         =============       ============

